EXHIBIT 5

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]



                                                                    May 28, 1998



The Board of Directors
Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills, Maryland 21117


Dear Sirs:

     We are acting as counsel to Integrated Health Services, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") you intend to file with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), up to 3,579,766 shares of common stock, par value $.001 per share of the Company (the "Common Stock"), including preferred share purchase rights of the Company, issuable upon conversion of all of the outstanding 6% Convertible Subordinated Debentures due 2003 (the "Debentures") or under the standby arrangements described therein, and the reoffering by Smith Barney Inc. (the "Purchaser") of any Common Stock issued to Purchaser pursuant to such conversion or otherwise acquired by Purchaser pursuant to such standby arrangements.

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion:

       (1) the shares of Common Stock to be issued upon conversion of the Debentures, as contemplated in the Registration Statement, will be, when so issued, validly issued, fully paid and non-assessable; and

       (2) the shares of Common Stock to be issued by the Company and purchased by the Purchaser, as contemplated in the Registration Statement, will be, when and if so issued and sold against payment duly made therefor, validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                        Very truly yours,

                                        /s/ Fulbright & Jaworski L.L.P.